Exhibit 99.1

NEC TOKIN CORPORATION
Consolidated Financial Statements
As of March 31, 2015 and 2014 and for fiscal years ended March 31, 2015 and 2014 and two-month period ended March 31, 2013
(With Report of Independent Auditors)

NEC TOKIN CORPORATION
Table of Contents

Page
Report of Independent Auditors    1
Consolidated Balance Sheets     2
Consolidated Statements of Operations    4
Consolidated Statements of Changes in Shareholders’ Equity     5
Consolidated Statements of Cash Flows    6
Notes to Consolidated Financial Statements    7

Report of Independent Auditors
The Board of Directors and Management of NEC TOKIN Corporation:

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of NEC TOKIN Corporation and subsidiaries, which comprise the consolidated balance sheet as of March 31, 2015, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEC TOKIN Corporation and subsidiaries as of March 31, 2015, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in Japan, which differ in certain respects from accounting principles generally accepted in the United States (see Note 13 to the consolidated financial statements).

We have also recomputed the translation of the consolidated financial statements as of and for the year ended March 31, 2015 into United States dollars. In our opinion, the consolidated financial statements expressed in Japanese yen have been translated into United States dollars on the basis described in Note 1.

Report on comparative financial statements
We have not audited the accompanying consolidated balance sheet of NEC TOKIN Corporation and subsidiaries as of March 31, 2014, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year then ended and the two month period ended March 31, 2013, and the related notes to the consolidated financial statements for such periods in accordance with auditing standards generally accepted in the United States and, accordingly, we express no opinion on them.

/S/ Ernst & Young ShinNihon LLC

Tokyo, Japan
May 19, 2015

NEC TOKIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2015 AND 2014

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Assets
Current assets:
Cash on hand and in banks (note 11)	12,211	11,319	100,780
Accounts and notes receivable	7,702	7,192	63,566
Inventories (note 3)	5,855	5,368	48,322
Deferred income taxes (note 5)	70	56	578
Other current assets	739	898	6,095
Allowance for doubtful accounts	(22)	(30)	(182)
Total current assets	26,555	24,803	219,159
Property, plant and equipment (note 7):
Land	4,138	4,027	34,155
Buildings and structures	31,532	30,146	260,236
Machinery, equipment and vehicles	50,020	47,476	412,815
Construction in progress	431	487	3,564
Other	10,649	10,449	87,866
Total	96,770	92,585	798,636
Less: Accumulated depreciation	(69,319)	(66,527)	(572,083)
Property, plant and equipment, net	27,451	26,058	226,553
Investments and other non-current assets:
Investments in affiliates	1,441	1,344	11,898
Investments in securities	339	269	2,804
Software, net	614	780	5,068
Deferred income taxes (note 5)	217	122	1,792
Other assets	875	867	7,209
Allowance for doubtful accounts	(2)	(2)	(18)
Total investments and other non-current assets	3,484	3,380	28,753
Total assets	57,490	54,241	474,465

See accompanying notes to the consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
MARCH 31, 2015 AND 2014

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Liabilities and shareholders’ equity
Current liabilities:
Accounts and notes payable	5,664	5,029	46,746
Other payable	282	427	2,330
Short-term borrowings	2,512	1,851	20,737
Current installments of long-term debt	841	1,214	6,941
Provision for bonuses	955	979	7,887
Accrued expenses	2,209	1,807	18,234
Income taxes payable (note 5)	251	468	2,078
Estimated liabilities for antitrust claims and settlements (Note 12)	3,587	-	29,606
Other current liabilities	480	490	3,935
Total current liabilities	16,781	12,265	138,494
Long-term liabilities:
Long-term debt, excluding current installments	26,162	26,775	215,915
Liability for retirement benefits (note 6)	4,584	6,512	37,838
Deferred income taxes (note 5)	1,655	1,365	13,666
Other non-current liabilities	1,106	1,158	9,111
Total long-term liabilities	33,507	35,810	276,530
Total liabilities	50,288	48,075	415,024
Shareholders’ equity:
Capital stock
Common stock, no par value (1,100,000 thousands shares authorized and 541,869 thousands shares issued and outstanding)	34,281	34,281	282,920
Convertible preferred stock, no par value (300,000 thousands shares authorized, 270,934 thousand shares issued and outstanding) (note 1)	-	-	-
Capital surplus	32,354	32,354	267,021
Accumulated deficit	(63,897)	(60,920)	(527,351)
Accumulated other comprehensive income	4,464	451	36,851
Total shareholders’ equity	7,202	6,166	59,441
Total liabilities and shareholders’ equity	57,490	54,241	474,465

See accompanying notes to the consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL YEARS ENDED MARCH 31, 2015 AND 2014 AND TWO-MONTH PERIOD ENDED MARCH 31, 2013

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015

Net sales	53,572	50,766	7,583	442,124
Cost of sales	(42,552)	(42,472)	(6,745)	(351,172)
Gross profit	11,020	8,294	838	90,952
Selling, general and administrative expenses (note 8)	(9,536)	(9,966)	(1,428)	(78,701)
Operating income (loss)	1,484	(1,672)	(590)	12,251
Other income (expenses):
Interest income	31	27	5	260
Interest expense	(327)	(337)	(57)	(2,699)
Foreign currency exchange gain	812	752	64	6,705
Equity (income) losses from investments in affiliates	80	(3)	(1)	666
Loss on impairment of long-lived assets (note 7)	(25)	(4,225)	(353)	(213)
Natural disaster related settlement received from an insurance company (note 9)	-	-	587	0
Compensation for damage to customers	(36)	(6)	(74)	(303)
Gain on sale of long-lived assets (note 9)	15	2,146	4	132
Gain on sale of business (note 9)	554	-	-	4,579
Gain on transfer of plan assets (note 9)	371	-	-	3,063
Compensation received for damage	186	-	-	1,538
Costs for legal counsel	(1,314)	-	-	(10,848)
Costs for antitrust claims and settlements (note 12)	(3,587)	-	-	(29,606)
Restructuring charges (note 9)	(424)	-	-	(3,502)
Other	(33)	(388)	(112)	(295)
Other income (expenses), net	(3,697)	(2,034)	63	(30,523)
Loss before income taxes	(2,213)	(3,706)	(527)	(18,272)
Income tax (expense) benefit (note 5):
Current	(564)	(535)	(42)	(4,657)
Deferred	(200)	564	(117)	(1,642)
Total (provision for) benefit from income taxes	(764)	29	(159)	(6,299)
Net loss	(2,977)	(3,677)	(686)	(24,571)

	Yen	Yen	Yen	U.S. Dollars (note 1)
Net loss per share (note 10)	(5.49)	(6.79)	(1.27)	(0.05)

See accompanying notes to the consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FISCAL YEARS ENDED MARCH 31, 2015 AND 2014 AND TWO-MONTH PERIOD ENDED MARCH 31, 2013

	Millions of Yen
					Accumulated other comprehensive income (loss)
	Common stock	Convertible preferred stock	Capital surplus	Accumulated deficit	Unrealized gain on securities	Pension liabilities adjustment	Foreign currency translation adjustments	Total Shareholders’ equity
Balance at February 1, 2013 (Unaudited - note 1)	34,281	-	32,354	(56,557)	2	-	192	10,272
Net loss (Unaudited - note 1)	-	-	-	(686)	-	-	-	(686)
Other comprehensive income (Unaudited – note 1)	-	-	-	-	20	-	890	910
Balance at March 31, 2013 (Unaudited - note 1)	34,281	-	32,354	(57,243)	22	-	1,082	10,496
Balance at April 1, 2013 (Unaudited)	34,281	-	32,354	(57,243)	22	-	1,082	10,496
Net loss (Unaudited)	-	-	-	(3,677)	-	-	-	(3,677)
Other comprehensive income (loss) (Unaudited)	-	-	-	-	9	(1,039)	377	(653)
Balance at March 31, 2014 (Unaudited)	34,281	-	32,354	(60,920)	31	(1,039)	1,459	6,166
Balance at April 1, 2014	34,281	-	32,354	(60,920)	31	(1,039)	1,459	6,166
Net loss	-	-	-	(2,977)	-	-	-	(2,977)
Other comprehensive income	-	-	-	-	79	1,005	2,929	4,013
Balance at March 31, 2015	34,281	-	32,354	(63,897)	110	(34)	4,388	7,202

	Thousands of U.S. Dollars (note 1)
					Accumulated other comprehensive income (loss)
	Common stock	Convertible preferred stock	Capital surplus	Accumulated deficit	Unrealized gain on securities	Pension liabilities adjustment	Foreign currency translation adjustments	Total Shareholders’ equity
Balance at April 1, 2014	282,920	-	267,021	(502,780)	264	(8,579)	12,042	50,888
Net loss	-	-	-	(24,571)	-	-	-	(24,571)
Other comprehensive income	-	-	-	-	655	8,293	24,176	33,124
Balance at March 31, 2015	282,920	-	267,021	(527,351)	919	(286)	36,218	59,441

See accompanying notes to the consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FISCAL YEARS ENDED MARCH 31, 2015 AND 2014 AND TWO-MONTH PERIOD ENDED MARCH 31, 2013

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited - note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Cash flows from operating activities:
Loss before income taxes	(2,213)	(3,706)	(527)	(18,272)
Adjustments to reconcile loss before income taxes to net cash provided by operating activities:
Depreciation and amortization	5,204	5,646	874	42,951
Loss on impairment of long-lived assets	25	4,225	353	213
Equity (income) losses from investments in affiliates	(80)	3	1	(666)
Foreign currency exchange gain	(659)	(283)	(52)	(5,444)
Gain on sale of long-lived assets	(15)	(2,146)	(4)	(132)
Gain on sale of businesses	(554)	-	-	(4,579)
Income taxes paid	(656)	(510)	(3)	(5,421)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(141)	(199)	(208)	(1,165)
Inventories	(330)	999	630	(2,725)
Accounts and notes payable	(32)	167	(676)	(270)
Liability for retirement benefits	(948)	671	(115)	(7,828)
Accrued expenses	305	295	235	2,525
Other payable	8	3	(9)	73
Estimated liabilities for antitrust claims and settlements	3,587	-	-	29,606
Other current liabilities	(104)	509	219	(863)
Other, net	196	295	190	1,656
Net cash provided by operating activities	3,593	5,969	908	29,659
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,714)	(4,263)	(2,168)	(30,654)
Proceeds from sales of property, plant and equipment	26	2,171	38	221
Purchase of software	(162)	(281)	(53)	(1,340)
Proceeds from sales of securities	-	2	2	-
Deposits made to time deposit accounts	(77)	(49)	(20)	(640)
Withdrawals from time deposits	135	20	-	1,116
Proceeds from sales of businesses	1,075	-	-	8,879
Other, net	2	-	-	10
Net cash used in investing activities	(2,715)	(2,400)	(2,201)	(22,408)
Cash flows from financing activities:
Increase in short-term borrowings, net	350	-	-	2,889
Proceeds from issuance of long-term debt	-	759	746	-
Repayments of long-term debt	(1,269)	(245)	-	(10,476)
Repayment of capital lease obligation	(103)	(103)	(18)	(853)
Net cash (used in) provided by financing activities	(1,022)	411	728	(8,440)
Effect of exchange rate changes on cash and cash equivalents	1,092	75	123	9,018
Net increase (decrease) in cash and cash equivalents	948	4,055	(442)	7,829
Cash and cash equivalents at beginning of period	11,263	7,208	7,650	92,951
Cash and cash equivalents at end of period (note 11)	12,211	11,263	7,208	100,780

See accompanying notes to the consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

1. Nature of Business and Basis of Presenting Consolidated Financial Statements

Nature of the Business:
NEC TOKIN Corporation (“the Company”) was established in Japan in 1938 and is engaged in production and distribution of tantalum capacitors, proadlizer, miniature relays, transmitting communication devices, IC cards and IC tags, magnetic devices, piezoelectric devices and sensors.

On March 12, 2012, the Company entered into a stock purchase agreement (“Stock Purchase Agreement”) with NEC Corporation (“NEC”) and KEMET Electronics Corporation (“KEC), a wholly-owned subsidiary of KEMET Corporation (“KEMET”) based in the United States of America (“U.S.”), to issue 276.4 million new shares of common stock and KEC acquired 51% of the common stock of the Company (which represents a 34% economic interest, as calculated based on the number of common shares held by KEC, directly and indirectly, in proportion to the aggregate number of common and preferred shares of the Company as of such date) in exchange for cash consideration of 50 million U.S. dollars. The transaction was completed on February 1, 2013.

As part of this Stock Purchase Agreement, the Company issued 270.9 million new non-voting convertible preferred stocks to NEC and NEC Capital Solutions Limited (“NECAP”) for no cash consideration.

In connection with the Stock Purchase Agreement, the Company entered into a Stockholders' Agreement with KEC and NEC, which restricts transfers of the Company's capital stock, provides certain tag-along and first refusal rights on transfer for KEC, restricts NEC's ability to convert the preferred stock of the Company, assigns certain management services to be provided by KEC and receives certain board representation rights. The Stockholders' Agreement also refers to an existing loan from NEC to the Company.

Concurrent with execution of the Stock Purchase Agreement and the Stockholders' Agreement, KEC entered into an option arrangement (the “Option Agreement”) with NEC, which was amended on August 29, 2014, whereby KEC has the right to purchase additional shares of the Company’s common stock from the Company for a purchase price of $50.0 million resulting in an economic interest of approximately 49% while maintaining ownership of 51% of the Company's common stock (the "First Call Option") by providing notice of the First Call Option between February 1, 2013 and April 30, 2015. Upon providing such First Call Option notice, but not before April 1, 2015, KEC could also have exercised a second option (the “Second Call Option”) to purchase all outstanding capital stock of the company from its stockholders, primarily NEC, for a purchase price based on a formula specified in the Option Agreement. Subsequent to March 31, 2015 the First and Second Call Options expired on April 30, 2015 without being exercised. From April 1, 2015 through May 31, 2018, NEC may require KEC to purchase all outstanding capital stock of the Company from its stockholders, primarily NEC (the "Put Option"). However, in the event that KEC issues new debt securities principally to refinance its outstanding 10.5% senior notes due 2018 and its currently outstanding credit agreement, including amounts to pay related fees and expenses and to use for general corporate purposes (“Refinancing Notes”), prior to NEC’s delivery of its notification of exercise of the Put Option, then the earliest date NEC may exercise the Put Option is automatically extended to the day immediately following the final scheduled maturity date of such Refinancing Notes, or in the event such Refinancing Notes are redeemed in full prior to such final scheduled maturity date, then on the day immediately following the date of such full redemption, but in any event beginning no later than November 1, 2019. If not previously exercised, the Put Option will expire on October 31, 2023.

The consolidated financial statements for the two-month period ended March 31, 2013 are unaudited and represents the Company’s financial position, results of operations and cash flows from the date of KEMET’s purchase transaction to March 31, 2013, the Company’s fiscal year end.

Basis for Presenting Consolidated Financial Statements:
The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Company Act of Japan and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”).

The accompanying consolidated financial statements have been reorganized and translated into English (with some expanded descriptions and the added inclusion of consolidated statements of cash flows) from the consolidated financial statements of the Company prepared in accordance with Japanese GAAP. Some supplementary information included in the statutory Japanese language consolidated financial statements, but not considered necessary for fair presentation, is not presented in the accompanying consolidated financial statements.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Currency translation into U.S. dollar
The consolidated financial statements are stated in Japanese yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese yen amounts into U.S. dollar amounts for the year ended March 31, 2015 are included solely for the convenience of readers and have been made at the rate of 121.17 yen to 1 U.S. dollar, the approximate rate of exchange rate at March 31, 2015. Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate. Additionally, they are not intended to be computed or presented in accordance with generally accepted accounting principles in the United States for the translation of foreign currencies.

2. Summary of Significant Accounting Policies

(1) Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its 13 subsidiaries (collectively, “the Group”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting. Such investments include 3 affiliated companies.

(2) Business Combination
In December 2008, the ASBJ issued a revised accounting standard for business combinations, ASBJ Statement No. 21, “Accounting Standard for Business Combinations”. Major accounting changes under the revised accounting standard are as follows: (1) The revised standard requires accounting for business combinations only by the purchase method. As a result, the pooling of interests method is no longer allowed. (2) The previous accounting standard accounts for research and development costs to be charged to income as incurred. Under the revised standard, in-process research and development (IPR&D) acquired in a business combination is capitalized as an intangible asset. (3) The previous accounting standard accounts for a bargain purchase gain (negative goodwill) to be systematically amortized over a period not exceeding 20 years. Under the revised standard, the acquirer recognizes the bargain purchase gain in profit or loss immediately on the acquisition date after reassessing and confirming that all of the assets acquired and all of the liabilities assumed have been identified after a review of the procedures used in the purchase allocation. This standard was applicable to business combinations undertaken on or after April 1, 2010. The Company adopted this accounting standard effective from April 1, 2010.

(3) Cash Equivalents
Cash equivalents are short-term investments that are readily convertible into cash and exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition. Refer to note 11 for reconciliation between “Cash on hand and in banks” as presented on the consolidated balance sheets and “Cash and cash equivalents” as presented on the statements of cash flows.

(4) Valuation of Inventories
Inventories are stated at the lower of cost or market, determined by the first-in, first-out method.

(5) Method of Depreciation and Amortization
(a) Property, plant and equipment
Property, plant and equipment are stated at acquisition cost. Depreciation is computed by using the straight line method based on the following estimated useful lives:

Buildings and structures 5 to 38 years
Machinery, equipment and vehicles 4 to 10 years

(b) Intangible assets
Intangible assets are being amortized using the straight line method and the range of useful lives for the Company’s intangible assets, software for internal use, ranged from 3 to 5 years.

(6) Impairment of Long-lived Assets
Accounting Standards for Impairment of Long-lived Assets require that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of an asset or asset group may not be recoverable. The impairment

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

losses are recognized when the book value of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continuing use and eventual disposition of the asset or asset group. The impairment losses are measured as the amount by which the book value of the asset exceeds its recoverable amount, which is the higher of the value in use or the net realizable value. Restoration of previously recognized impairment losses is prohibited.

(7) Investments in Securities
Marketable available-for-sale securities are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

Declines in fair value of available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary”. When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any subsequent increases in other than temporary declines in fair value will not be realized until the securities are sold.

(8) Derivative Financial Instruments
Derivative financial instruments, other than those which meet the hedge criteria, are measured at fair value. Gain or loss on such derivative instruments is recognized in earnings.

(9) Hedge Accounting
(a) Method of hedge accounting
Receivables and payables denominated in foreign currencies hedged with foreign exchange forward contracts to fix the future cash flows can be translated using the forward rate. Under this method, an entity can omit evaluation of hedge effectiveness and fair value measurement of the hedging instrument. In addition, the exchange differences arising from the change in the spot rates between the transaction date and the date of the forward contract will be allocated to the period in which the forward contract was made. The remaining exchange differences arising from the difference between the spot rate and the forward rate at the date of the forward contract will be allocated to the period of the settlement.

(b) Hedging instruments and hedged items
Hedging instruments are foreign currency forward contracts. Hedged items are those that have risk of losses due to fluctuation in foreign currency exchange rates, and that fluctuation is avoided by fixing cash flow.

(c) Hedging policy
The objective of hedging policy is to manage the hedged items exposure to fluctuations in interest rates and foreign currency exchange rates on assets and liabilities.

(d) Method of assessing hedging instruments’ effectiveness
Hedging instruments’ effectiveness is assessed by comparing accumulated cash flow fluctuations from the hedged item and the hedging instrument during a contract period. However, an assessment of effectiveness will be omitted, if the principal terms of the hedging instruments and the hedged items, such as related notional amount and contract terms, are identical and the variability in cash flows is completely offset in a contract period.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

(10) Method of Accounting for Significant Allowances and Accruals
(a) Allowance for doubtful accounts
The allowance for doubtful accounts is provided against potential losses on collections at an amount determined using a historical bad debt loss ratio with the addition of an amount individually estimated on the collectability of receivables that are expected to be uncollectible due to bad financial condition or insolvency of the debtor.

(b) Provision for bonuses
Provision for bonuses is calculated based on an estimated amount of future bonus payments attributable to employees’ services for the period.

(c) Liability for retirement benefits
On May 17, 2012, the ASBJ issued ASBJ Statement No. 26, “Accounting Standard for Retirement Benefits” and ASBJ Guidance No. 25, “Guidance on Accounting Standard for Retirement Benefits”.

Since the year ended March 31, 2014, actuarial gains and losses and past service costs that are yet to be recognized in profit or loss are recognized within shareholders’ equity (accumulated other comprehensive income, hereinafter, “AOCI”), after adjusting for tax effects, and the difference between retirement benefit obligations and plan assets shall be recognized as a liability (liability for retirement benefits) or asset (asset for retirement benefits).

Moreover, actuarial gains and losses and past service costs that arose in the current period and yet to be recognized in profit or loss shall be included in AOCI and actuarial gains and losses and past service costs that were recognized in other comprehensive income, hereinafter ‘‘OCI’’, in prior periods and then recognized in profit or loss in the current period shall be treated as reclassification adjustments. No retrospective application of this accounting standard to consolidated financial statements in prior periods is required.

The Company adopted the revised standard during the year ended March 31, 2014. Compared with the previous fiscal year, the changes in standards related to the liability for retirement benefits had caused an increase in liability by 1,039 million yen and a decrease in AOCI by 1,039 million yen as of March 31, 2014.

In addition to the changes described above, since the year ended March 31, 2015, the new accounting standard allows the choice of the method of attributing expected benefit to periods between the “Straight-line basis” and “Benefit formula basis”. The new accounting standard also revised the calculation method of the discount rate and requires that the discount rate reflect the expected timing of each benefit payment. Compared with the previous fiscal year, the changes in standards related to the method of attributing expected benefit to periods and the calculation method of the discount rate had no effect on the Company’s financial statements.

(11) Asset Retirement Obligations
In March 2008, the ASBJ issued ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations”. The new standard and related implementation guidance require companies to recognize asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.

(12) Legal Contingencies
The Company recognizes legal contingencies when the following criteria are met: (a) future outflows of cash and other resources are identified, (b) the outflows occur as a result of the events during current or past accounting periods, (c) it is probable that such outflows occur, and (d) the outflows are measurable with reliability.

(13) Revenue Recognition
Beginning April 1, 2013, the Company (and certain subsidiaries) changed their revenue recognition policy and revenue is recognized upon receipt of goods by customers. Prior to April 1, 2013, revenue is recognized upon the shipment of goods.

Such change is made aiming to converge with U.S. GAAP and IFRS which are adopted by overseas subsidiaries. The change is not applied retrospectively as the effect on prior financial statements as it was determined to be insignificant.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

(14) Research and Development Cost
Research and development costs are charged to income as incurred.

(15) Accounting for Leases (Lessee Accounting)
Finance leases, for those in which the ownership of leased property is ultimately transferred to the Group at the end of the lease term, are accounted for using the same depreciation method applied to property, plant and equipment owned by the Group.

Finance leases, in which the ownership of leased property is not ultimately transferred to the lessee at the end of the lease term, are depreciated on the straight line method over the period of lease with no residual value. Any finance lease transactions for a lessee executed prior to the beginning of the year ended March 31, 2009, the first year of application of ASBJ Statement No. 13, “Accounting Standard for Lease Transactions”, where ownership of the leased asset is not transferred to the lessee are accounted for as operating lease transactions.

(16) Income Taxes
The provision for income taxes is computed based on the pretax income reported in the accompanying consolidated statement of operations. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of net operating loss carry forwards and temporary difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowance is provided to reduce deferred tax assets to an amount that is considered realizable.

(17) Accounting for Consumption Tax
Income and expenses are recorded net of consumption taxes.

(18) Recent Accounting Pronouncements under Japanese GAAP
On September 13, 2013, the revised ASBJ Statement No.21, “Accounting Standard for Business Combination” was issued with an effective date of April 1, 2015. Early adoption is allowed from fiscal years beginning after April 1, 2014. Major changes are as follows:

1.
Changes in equity in a subsidiary without loss of control such as acquisition and disposal of subsidiaries’ equity and issuance of new shares by subsidiaries under the current effective statement are either accounted for as profit and loss transactions or goodwill (or negative goodwill) is recognized for step-acquisition transactions. Subsequent to the implementation of the revised statement, these transactions are accounted for as equity transactions and recognized as part of capital reserve.

2.
Net profit is presented as the amount net of non-controlling interests’ share of profit (loss) under the current effective statement, while it will be presented at the gross amount (i.e. share of profit (loss) by non-controlling interest included) under the revised statement.

3.	Expenses related to acquisition, such as advisory fees are included as part of the acquisition cost under the current statement, while all these costs will be expensed under the revised statement.

4.
If purchase price allocation (“PPA”) is not finalized in the year of business combination, a provisional amount is recognized and any changes made to the provisional amount will be accounted for as extraordinary gain (loss) in the following financial year under the current effective statement. Subsequent to the implementation of the revised statement, financial information of the year of business combination will be restated to reflect the finalized PPA and is presented in the following year’s financial statements as comparative information.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

3. Inventories

Inventories consist of the following as of March 31, 2015 and 2014:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Raw materials	1,611	1,448	13,301
Work in process	1,701	1,807	14,039
Finished goods	2,207	1,853	18,220
Supplies	336	260	2,762
Total	5,855	5,368	48,322

4. Related-Party Transactions

Transactions of the Group with related-parties for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited - note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Sales transactions with NT Sales Co., Ltd. (*)	6,151	6,657	1,083	50,765
Gain on Transfer of plan assets to NEC Energy Device Ltd.(note 9)	371	-	-	3,063

The balances due to or due from related-parties at March 31, 2015 and 2014 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Long-term debt from NEC (**)	25,417	25,417	209,767
Accounts receivable to NT Sales Co., Ltd. (*)	489	667	4,042

* The Company sells parts and materials to NT Sales Co., Ltd., its equity-method affiliate, within ordinary course of business.

** The Company has unsecured long-term debt from NEC. The loans are made at terms and conditions determined with reference to current market rates and standards.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

5. Income Taxes

Components of deferred tax assets and liabilities at March 31, 2015 and 2014 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Deferred tax assets
Inventories	92	93	757
Provision for bonuses	279	328	2,305
Accrued expenses	152	181	1,255
Liability for retirement benefits	1,419	1,900	11,715
Property, plant and equipment	1,781	2,563	14,697
Investments in securities	422	464	3,483
Provision for proceedings	1,185	-	9,780
Net operating loss carry forwards	17,375	21,418	143,394
Other	295	324	2,433
Total gross deferred tax assets	23,000	27,271	189,819
Less: Valuation allowance	(22,713)	(27,093)	(187,449)
Deferred tax assets	287	178	2,370

Deferred tax liabilities
Unrealized losses on lands	(324)	(358)	(2,677)
Equity investments - planned distribution	(1,324)	(1,004)	(10,925)
Other	(11)	(3)	(98)
Deferred tax liabilities	(1,659)	(1,365)	(13,700)
Net deferred tax liabilities	(1,372)	(1,187)	(11,330)

Reconciliation between the income tax benefit that would result from applying statutory tax rate to pretax loss and the reported amount of income tax expense (benefit) for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Computed “expected” tax benefit	(788)	(1,407)	(200)	(6,503)
Increase (decrease) in income taxes resulting from:
Nondeductible expenses	127	86	15	1,050
Change of valuation allowance	1,377	1,036	212	11,362
Foreign tax paid	-	-	59	-
Payment of transfer price	(51)	88	16	(418)
Foreign income tax differential	(370)	675	(41)	(3,058)
Taxes on undistributed earnings	347	(565)	14	2,860
Change in statutory tax rate	(60)	37	34	(493)
Other	182	21	50	1,499
Actual income tax expense (benefit)	764	(29)	159	6,299

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Amendments to the Japanese tax regulations were enacted into law on March 20, 2014 and March 31, 2015. As a result of these amendments, (1) the statutory income tax rate was reduced from approximately 40% to 38% effective from the fiscal year beginning April 1, 2012, (2) was reduced to approximately 35% effective from the fiscal year beginning April 1, 2014 and (3) was further reduced to approximately 33% effective from the fiscal year beginning April 1, 2015 with a further reduction to 32% effective from the fiscal year beginning April 1, 2016. Consequently, the statutory income tax rate utilized for deferred tax assets and liabilities expected to be settled or realized in the fiscal year ended March 31, 2015 is approximately 33% and for periods subsequent to March 31, 2015 is approximately 32%.

6. Liability for Retirement Benefits

The Group has several defined benefit plans and defined contribution plans. Defined benefit plans include the defined benefit pension plans and the lump-sum severance payment plans. Additional retirement benefits are paid in certain circumstances.

Retirement benefit obligations at March 31, 2015 and 2014 are as follows:

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Projected benefit obligations	11,820	13,570	97,550
Plan assets	(7,236)	(7,058)	(59,712)
Unfunded retirement benefit obligations	4,584	6,512	37,838
Liability for retirement benefits	4,584	6,512	37,838

Retirement benefit expenses for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited - note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Service cost	582	590	92	4,804
Interest cost	155	153	40	1,282
Expected return on plan assets	(178)	(161)	(28)	(1,467)
Amortization of transitional obligation	274	364	60	2,261
Amortization of actuarial gains and losses	227	285	34	1,875
Amortization of past service costs	(35)	(35)	(5)	(287)
Contributions paid for defined contribution pension plans	97	112	19	802
Retirement benefit expenses	1,122	1,308	212	9,270

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Basis for calculation of retirement benefit obligations for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

Allocation method for projected retirement benefit cost	Straight line method
Discount rate	1.1% (year ended March 2014: 1.1% (Unaudited), two-month period ended March 31, 2013: 1.1% (Unaudited - note 1))
Expected rate of return on plan assets	2.5%
Period for amortization of transitional obligation	15 years
Period for amortization of past service costs	15 years (Past service costs are amortized on a straight line basis over certain number of years within employees’ average remaining service periods as incurred)
Period for amortization of actuarial gains and losses
15 years (Actuarial gains and losses are amortized on a straight line basis over certain number of years within employees’ average remaining service periods, starting from the following year after incurred)

7. Loss on Impairment of Long-Lived Assets

Summary of assets or asset groups for which losses on impairment of long-lived assets were recognized for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

(a) Long lived assets - Idle assets
The Company treats fixed assets comprised of land, buildings, machinery and equipment located at Sendai, Japan as idle assets because no future usage is expected due to obsolescence. Recoverable amounts for idle assets were measured based on net realizable value. Land values are measured based on real estate appraisals, and machinery and equipment are measured based on market values.

For the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013, the Company recognized impairment charges of 25 million yen (213 thousand U.S. dollars, note 1), 70 million yen (unaudited) and 353 million yen (unaudited - note 1), respectively.

(b) Long lived assets - Assets related to the capacitor business
For the year ended March 31, 2014, the Company determined that impairment assessments were required in the capacitor business due to a sharp decline and changing landscape in the personal computer markets.

Recoverable amounts for related assets are measured based on net realizable value. Land and buildings are measured based on third party real estate appraisals, and other property, plant and equipment mainly comprised of machinery are measured based on the income approach. As a result of the assessment, the Company recognized an impairment charge of 4,155 million yen (unaudited) related to its capacitor business. The impairment loss was included in other expenses in the accompanying consolidated statements of operations for the year ended March 31, 2014.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

8. Research and Development Expenses

Research and development expenses for the years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013 are as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited - note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Research and development expenses	930	1,041	183	7,679

9. Other Income (Expenses)

The major components of other income (expense) are as follows:

(1)	Natural disaster related settlement received from an insurance company
NEC Tokin Electronics (Thailand) Co., Ltd., a manufacturing subsidiary in Thailand suffered significant damages to property, plant and equipment and inventories from flooding in October 2011. Natural disaster related settlement received from insurance company of 587 million yen (unaudited - note 1) for the two-month period ended March 31, 2013 was the remaining insurance proceeds on the flood related losses.

(2)	Gain on sale of long-lived assets
Gain on sales of long-lived assets of 2,146 million yen (unaudited) for the year ended March 31, 2014 was mainly related to the sale of a portion of land located at the Company’s Sendai office.

(3)	Gain on sale of business
The access device business was divested in July 2014, resulted in gain on sales of 554 million yen (4,579 thousand U.S. dollars, note 1) for the year ended March 31, 2015.

(4)	Gain on transfer of plan assets
Part of plan assets of the Company was transferred to NEC Energy Device, Ltd., which was a subsidiary of the Company and sold to NEC in April 2010. The gain of 371 million yen (3,063 thousand U.S. dollars, note 1) for the year ended March 31, 2015 resulted from the actuarial calculation of the plan assets at transfer date.

(5)	Restructuring charges
For the year ended March 31, 2015, the Company conducted business restructuring, and recorded losses of 395 million yen (3,260 thousand U.S. dollars, note 1) in relation to severance benefits and 29 million yen (239 thousand U.S. dollars, note 1) in relation to job-placement assistance.

10. Net loss per Share

Net loss per share is computed based on the weighted-average number of common shares outstanding during the year. The Company issued convertible preferred stock on March 12, 2012, which is convertible into 270,934 thousand shares of common stock. The diluted net loss per share is not presented as it is anti-dilutive due to the losses incurred for the years ended March 31, 2015 and 2014 and for the two-month period ended March 31, 2013.

11. Supplemental Information to Consolidated Statements of Cash Flows

Cash and cash equivalents at March 31, 2015, 2014 and 2013 for consolidated statements of cash flow purposes are reconciled to the amounts reported in the consolidated balance sheets as follows:

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	(Unaudited - note 1) March 31, 2013	March 31, 2015
Cash on hand and in banks	12,211	11,319	7,228	100,780
Time deposits with maturities of more than three months	-	(56)	(20)	-
Cash and cash equivalents	12,211	11,263	7,208	100,780

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

12. Contingencies - Legal Proceeding

Beginning March 2014, the Company and certain subsidiaries have been subject to inquiries and investigative proceedings by the responsible authorities of the People’s Republic of China, the United States of America, European Commission, Japan, South Korea, Taiwan, Singapore and Brazil in relation to potential alleged anti-competitive behavior for capacitor products. Estimated losses of approximately 3.6 billion yen were accrued for the year ended March 31, 2015. Except as otherwise stated, the Company was unable to estimate the range of possible losses, if any, because those proceedings are still ongoing and the Company does not currently have sufficient information to be able to estimate the possible losses. Additionally, the actual amounts of payments ultimately made as these investigations are completed and settled may be different from the amounts accrued.

As a result of these proceedings, various civil and class action lawsuits have been filed in the United States and Canada. The Company is unable to estimate the losses or a range of losses, or determine probable or reasonable amounts as they are at very early stage, and therefore the Company has not recorded or accrued any amount related to these lawsuits.

The final resolution of those proceedings and lawsuits could result in significant additional liabilities and could have a material adverse effect on the Company’s business, results of operations and financial condition.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

13. Significant Differences Between Japanese GAAP and U.S. Generally Accepted Accounting Principles (“U.S. GAAP”)

Japanese GAAP differs in certain respects from U.S. GAAP. The significant differences between Japanese GAAP and U.S. GAAP as they pertain to the Group are described below, which also includes reconciliations of net loss and shareholders’ equity under Japanese GAAP with the corresponding amounts under U.S. GAAP, along with a summary consolidated statement of comprehensive income (loss), a summary consolidated balance sheet, and a summary consolidated statement of changes in shareholders’ equity under U.S. GAAP.

Net loss reconciliation

		Millions of Yen			Thousands of U.S. Dollars (note 1)
	note	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Net loss under Japanese GAAP		(2,977)	(3,677)	(686)	(24,571)
U.S. GAAP adjustments:
Depreciation of property, plant and equipment	(b)	(198)	265	7	(1,638)
Impairment and depreciation adjustments on idle assets	(c)	(15)	(319)	377	(124)
Impairment loss related to capacitor business	(d)	-	(1,691)	-	-
Liability for retirement benefits	(e)	(7)	632	93	(60)
Accrued vacation	(f)	42	10	28	347
Other	(g)	(66)	187	(7)	(538)
Income tax adjustments	(h)	338	151	33	2,792
Net loss under U.S. GAAP		(2,883)	(4,442)	(155)	(23,792)
Net loss from continuing operations		(3,190)	(4,606)	(233)	(26,332)
Net income from discontinued operations	(i)	307	164	78	2,540
Certain other income (expenses) under Japanese GAAP are classified as operating income (loss) under U.S. GAAP.
Net loss per share attributable to the Company’s common shareholders under U.S. GAAP
	note	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Weighted average shares outstanding - basic and diluted (in thousands)		541,869	541,869	541,869	541,869

		Yen (per share)			U.S. Dollars (note 1)
Basic
Net loss from continuing operations		(5.89)	(8.50)	(0.43)	(0.05)
Net income from discontinued operations	(i)	0.57	0.30	0.14	0.00
Net loss		(5.32)	(8.20)	(0.29)	(0.05)
Diluted
Net loss from continuing operations		(5.89)	(8.50)	(0.43)	(0.05)
Net income from discontinued operations	(i)	0.57	0.30	0.14	0.00
Net loss		(5.32)	(8.20)	(0.29)	(0.05)

The potential common stock upon conversion of the convertible preferred stock was excluded from the computation of diluted net loss per share, as including such potentially dilutive shares would have an anti-dilutive effect to the net loss per share as the Group recorded a net loss for the fiscal years ended March 31, 2015 and 2014 and the two-month period ended March 31, 2013. Such convertible preferred stock is considered a participating security under U.S. GAAP. However, because there is no contractual obligation for the preferred shareholders to fund the losses of the Company, such losses have not been allocated to the preferred shareholders for purposes of determining basic net loss per share attributable to common shareholders.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Summary U.S. GAAP consolidated statements of comprehensive income (loss)

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Net loss under U.S. GAAP	(2,883)	(4,442)	(155)	(23,792)
Other comprehensive income (loss):
Unrealized gain on securities, net of tax effect of 28 million yen (227 thousand U.S. dollars, note 1) in 2015, none in 2014 and 0 million yen in 2013	52	9	20	428
Liability for retirement benefits, net of tax effect of 131million yen (1,082 thousand U.S. dollars, note 1) in 2015 and none in 2014 and 2013	207	527	(318)	1,704
Foreign currency translation, net of tax effect of 184 million yen (1,521 thousand U.S. dollars, note 1) in 2015, none in 2014 and 48 million yen in 2013	2,617	356	879	21,599
Comprehensive (loss) income under U.S. GAAP	(7)	(3,550)	426	(61)

Shareholders’ equity reconciliation

		Millions of Yen		Thousands of U.S. Dollars (note 1)
	note	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Shareholders’ equity under Japanese GAAP		7,202	6,166	59,441
U.S. GAAP adjustments:
Business combination adjustments	(a)	1,629	1,471	13,447
Accumulated depreciation	(b)	1,233	1,448	10,172
Carrying value adjustments due to reversal of impairment loss on idle long-lived assets	(c)	960	974	7,920
Carrying value adjustments due to impairment loss on long-lived assets related to capacitor business	(d)	(1,945)	(1,691)	(16,052)
Liability for retirement benefits	(e)	(1,552)	(874)	(12,798)
Accrued vacation	(f)	(217)	(259)	(1,789)
Other	(g)	136	191	1,109
Income tax adjustments	(h)	(628)	(605)	(5,184)
Shareholders’ equity under U.S. GAAP		6,818	6,821	56,266

Summary U.S. GAAP consolidated statements of changes in shareholders’ equity

	Millions of Yen			Thousands of U.S. Dollars (note 1)
	Year ended March 31, 2015	(Unaudited) Year ended March 31, 2014	(Unaudited – note 1) Two-month period ended March 31, 2013	Year ended March 31, 2015
Shareholders’ equity at beginning of year/period	6,821	10,371	9,945	56,291
Total comprehensive (loss) income	(7)	(3,550)	426	(61)
Increase in capital surplus	4	-	-	36
Shareholders’ equity at end of year/period	6,818	6,821	10,371	56,266

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Summary U.S. GAAP Consolidated Balance Sheets

	Millions of Yen		Thousands of U.S. Dollars (note 1)
	March 31, 2015	(Unaudited) March 31, 2014	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	12,211	11,263	100,780
Accounts and notes receivable, net	7,880	7,280	65,029
Inventories	5,899	5,268	48,685
Assets held for sale (note (i))	-	446	-
Other current assets	797	1,011	6,572
Total current assets	26,787	25,268	221,066
Property, plant and equipment, net (notes (b), (c) and (d))	29,329	27,950	242,048
Total investments and other non-current assets	3,485	3,373	28,762
Total assets	59,601	56,591	491,876

Liabilities and shareholders’ equity
Current liabilities:
Short term borrowings and current installments of long-term debt	3,541	3,164	29,227
Other current liabilities	13,661	9,327	112,736
Total current liabilities	17,202	12,491	141,963
Long-term debt, excluding current installments	26,162	26,776	215,915
Liability for retirement benefits (note (e))	6,136	7,386	50,636
Deferred income tax liabilities (note (h))	2,179	1,961	17,984
Other non-current liabilities	1,104	1,156	9,112
Total liabilities	52,783	49,770	435,610
Shareholders’ equity:
Capital stock	34,281	34,281	282,920
Capital surplus (note (j))	64,577	64,573	532,946
Accumulated deficit (note (j))	(95,028)	(92,145)	(784,252)
Accumulated other comprehensive income	2,988	112	24,652
Total shareholders’ equity	6,818	6,821	56,266
Commitments and Contingencies
Total liabilities and shareholders’ equity	59,601	56,591	491,876

Cash flows reconciliation

There are no material differences between Japanese GAAP and U.S. GAAP for purposes of presenting or reconciling the consolidated statements of cash flows.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Notes:

(a)	Business combination adjustments
Historically, the Company entered into various business combinations and accounted for such transactions in accordance with common business practices dictated by the Commercial Code of Japan, where acquired assets and liabilities were not required to be fair valued. For U.S. GAAP purposes, the Company retroactively applied a purchase price allocation at the time of each transaction to reflect the fair value adjustments to acquired assets and liabilities, including the determination of identifiable intangible assets and goodwill because acquired assets and liabilities were required to be recorded at fair value under ASC805. Except for the acquired value of the land (including the effects of changes in foreign exchange rates), impact of such fair value adjustments to acquired assets, intangible assets, liabilities and goodwill were subsequently diminished through depreciation and amortization, or disposition and impairment, resulting in no adjustment to the consolidated balance sheet as of March 31, 2015 and 2014.

(b)	Depreciation of property, plant and equipment
Under Japanese GAAP, the Company depreciated property and equipment over the useful life of each asset under the declining-balance method through March 31, 2011. The Company changed its depreciation method to the straight-line method on a prospective basis effective April 1, 2011.

For U.S. GAAP, ASC 360, “Property, Plant and Equipment” provides that the cost of property and equipment be spread over the expected useful life of the facility in such a way as to allocate it as equitably as possible to the periods during which services are obtained from its use. The Company has determined that the straight-line method should be used. Therefore, GAAP difference exists for the periods prior to April 1, 2011.

The following table presents a reconciliation of property, plant and equipment from Japanese GAAP to U.S. GAAP as of March 31, 2015 and 2014:

	Millions of Yen				Thousands of U.S. Dollars (note 1)
	March 31, 2015		(Unaudited) March 31, 2014		March 31, 2015
	Gross carrying amount	Accumulated depreciation	Gross carrying amount	Accumulated depreciation	Gross carrying amount	Accumulated depreciation
Balance under Japanese GAAP	96,770	(69,319)	92,585	(66,527)	798,636	(572,083)
U.S. GAAP adjustments:
Change in depreciation	(8)	1,148	(39)	1,386	(80)	9,469
Impairment and depreciation adjustments related to idle assets (note (c))	1,185	(226)	1,200	(226)	9,782	(1,862)
Step up in asset value related to purchase price allocation from historical business combination (note (a))	1,629	-	1,471	-	13,447	-
Impairment loss related to capacitor business (note (d))	(1,945)	-	(1,691)	-	(16,052)	-
Reclassification to assets held for sale (note (i))	-	-	(3,576)	3,266	-	-
Other	203	(108)	203	(102)	1,678	(887)
Total adjustments	1,064	814	(2,432)	4,324	8,775	6,720
Balance under U.S. GAAP	97,834	(68,505)	90,153	(62,203)	807,411	(565,363)

(c)	Impairment and depreciation adjustments on idle assets
Under Japanese GAAP, the Company groups assets for business use based on business units. In addition, the Company groups idle assets, including temporarily idle assets where no future use is expected, into a separate asset group.

Under U.S. GAAP, for purposes of recognition and measurement of an impairment loss, long-lived assets are grouped with other assets and liabilities at the smallest unit of which identifiable cash flows can be determined. Further, under U.S. GAAP, long-lived asset that has been temporarily idle shall not be accounted for as if abandoned.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

Therefore, the impairment losses related to the Company’s temporarily idle assets which had been recognized under Japanese GAAP is reversed under U.S. GAAP. When the temporarily idled assets are grouped with other assets and liabilities at the smallest unit of which identifiable cash flows can be determined, as required under U.S. GAAP, the carrying amount of its temporarily idled assets are deemed recoverable.

Moreover, depreciation on idle assets is recognized after the reversal of related impairment loss. Depreciation expense of 377 million yen (unaudited) was recognized under U.S. GAAP for the year ended March 31, 2014.

(d)	Impairment loss related to capacitor business
Since it was determined that the carrying amounts of long-lived assets related to the capacitor business are not recoverable, impairment losses were measured and recognized as the amount by which the carrying amounts exceeded fair value.

Under both U.S. GAAP and Japanese GAAP, discounted cash flows were used to determine fair value. However, the carrying amounts under U.S. GAAP were higher than under Japanese GAAP due to differences in depreciation methods and the fair value adjustments related to purchase price allocation in the historical business combination under U.S. GAAP. Further, impairment losses were recognized as other expenses under Japanese GAAP while recognized as selling, general and administrative expenses under U.S. GAAP.

(e)	Liability for retirement benefits
Under U.S. GAAP, the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans are required to be recognized on the balance sheet. Actuarial gains or losses are permitted to be either recorded as gains or losses as incurred or deferred through the use of the corridor approach, or in any systematic method that results in earlier recognition than the corridor approach.
Prior to March 31, 2014, under Japanese GAAP, the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans were not required to be recognized on the balance sheet. Actuarial gains or losses were recognized immediately or allocated over a certain number of years within the average remaining service period starting from the period in which they were incurred or a period after. Use of the corridor approach was not permitted. As of March 31, 2014, the Company adopted the revised accounting standard, as described in note 2(10)(c), and the differences between the fair value of the plan assets and the projected benefit obligation of pension or post retirement plans were recognized on the consolidated balance sheet as described in note 6.

The basis for actuarial determination of projected retirement benefit obligations (PBO), such as allocation method for projected retirement benefit cost and discount rate, are different between Japanese GAAP and U.S. GAAP, which has been adjusted accordingly.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:

(1)
Under Japanese GAAP, it is acceptable to select the same discount rate as the prior years unless there would not be a material difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP.

(2)
Under Japanese GAAP, it is allowed to choose the method of attributing expected benefit to periods between the Straight-line basis and Benefit formula basis. However, only benefit formula method is permitted under U.S. GAAP.

(f)	Accrued vacation
Under U.S. GAAP, an employer shall accrue a liability for employees’ compensation for future absences, such as paid vacation, if certain conditions are met. Such liabilities are accrued in the periods in which the benefits are earned. Japanese GAAP does not specifically require a company to accrue a liability for future compensated absences.

(g)	Other
Others included in the net loss and shareholders’ equity reconciliations consist of U.S. GAAP adjustments related to inventory valuation, allowance for doubtful accounts and timing difference for recognition of certain accruals.

NEC TOKIN CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2015, 2014 AND 2013

(h)	Income tax adjustments
Intraperiod tax allocation
U.S. GAAP requires total income tax expense or benefit for a period be allocated to different components of comprehensive income and shareholders' equity, including continuing operations, discontinued operations, extraordinary items, each component of other comprehensive income, and items charged or credited directly to shareholders' equity. All components are considered in determining the tax benefit of a loss from continuing operations. There is no similar or equivalent guidance under Japanese GAAP.

Deferred taxes on undistributed earnings of investees accounted for under the equity method
Under Japanese GAAP, with respect to profits related to investments in equity method investees, deferred taxes are not recognized except when a parent company plans recovery through dividend distributions unless the parent company has a clear intention to sell the investment in the subsidiary in the foreseeable future. Under U.S. GAAP, deferred taxes are generally recognized on temporary differences related to investments in investees accounted for under the equity method except for corporate joint ventures that are essentially permanent in duration. The amounts of deferred tax liabilities on undistributed earnings amount to 91 million yen (749 thousand U.S. dollars, note 1) and 150 million yen as of March 31, 2015 and 2014, respectively.

(i)	Discontinued operations
On March 31, 2014, the Company reached an agreement with a third party to divest the access device business. After a thorough review of the business portfolio, the Company no longer believed that the access device business is aligned with its long-term strategy. The divestiture was completed in July 2014.

The divestiture of the access device business met the conditions of discontinued operations under U.S. GAAP, therefore, the related assets, including inventories amounting to 136 million yen and property, plant and equipment amounting to 310 million yen are classified as assets held for sale in the summary consolidated U.S. GAAP balance sheets as of March 31, 2014, and the results of discontinued operation for the years ended March 31, 2015 and 2014 are presented as a separate line item from the net loss from continued operations in the net loss reconciliation table. Under Japanese GAAP, there are no classification requirement between discontinued operations and continuing operations.

(j)	Sale of Subsidiary to NEC Corporation
On April 1, 2010, NEC Energy Device, Ltd, a wholly owned subsidiary of the Company, was sold to NEC Corporation. The excess of the sale price over carrying value of the net assets sold was accounted for as a gain on sale in the Company’s consolidated statement of operations under Japanese GAAP. Under U.S. GAAP, no gain is recognized. Consequently, capital surplus and the accumulated deficit reported in the summary consolidated balance sheets under U.S. GAAP are greater than those in the consolidated balance sheets under Japanese GAAP by 5,262 million yen.